EXHIBIT 99.1
Mission Produce® Announces Fiscal 2025 Fourth Quarter and Full Year Financial Results
Achieved record full year revenue of $1.39 billion, an increase of 13% year-over-year, driven by strong execution in Marketing & Distribution and significantly higher yields from owned Peruvian orchards in International Farming
Generated nearly $180 million in cash flow from operations over the past two years; capital expenditures expected to step down to approximately $40 million in FY26 as Company enters phase of accelerated free cash flow generation
Announced leadership succession plan in conjunction with today’s earnings release; Founder & CEO Steve Barnard to transition to Executive Chairman as John Pawlowski assumes CEO role at Annual Meeting in April 2026

OXNARD, Calif. -- December 18, 2025 -- (GLOBE NEWSWIRE) Mission Produce, Inc. (NASDAQ: AVO) (“Mission” or “the Company”) a world leader in sourcing, producing, and distributing fresh Hass avocados, today reported its financial results for the fiscal fourth quarter ended October 31, 2025.
Fiscal Fourth Quarter 2025 Financial Overview:
•Total revenue of $319.0 million and achieved volume growth of 13% versus the same period last year
•Net income attributable to Mission Produce of $16.0 million, or $0.22 per diluted share, compared to $17.3 million, or $0.24 per diluted share, for the same period last year
•Adjusted net income increased 13% to $22.2 million, or $0.31 per diluted share, compared to $19.6 million, or $0.28 per diluted share, for the same period last year
•Adjusted EBITDA increased 12% to $41.4 million, compared to $36.9 million in the same period last year
Full Year 2025 Financial Overview:
•Total revenue of $1.39 billion and achieved volume growth of 7% versus last year
•Net income attributable to Mission Produce increased 3% to $37.7 million, or $0.53 per diluted share, compared to $36.7 million or $0.52 per diluted share last year
•Adjusted net income increased 6% to $56.2 million, or $0.79 per diluted share, compared to $52.8 million or $0.74 per diluted share last year
•Adjusted EBITDA increased 3% to $110.8 million compared to $107.8 million last year
•Owned exportable avocado production volume sold increased approximately 144% to 105 million pounds for the 2025 harvest season; volume was positively impacted by a return to normal growing conditions following a period of challenging weather-related events in the prior year
•Cash flow from operations of $88.6 million compared to $93.4 million last year
CEO Message
Steve Barnard, CEO of Mission, stated, “Fiscal 2025 was a defining year for Mission Produce. We achieved record revenue of $1.39 billion, growing 13% on top of a strong 2024 driven by avocado volume growth of 7% through our Marketing & Distribution segment, and delivered record adjusted EBITDA in the fourth quarter. These results reflect the power of our integrated global platform and the exceptional execution of our team. Throughout the year, our connected commercial organization demonstrated remarkable agility—pivoting to capitalize on market opportunities across North America, Europe, and Asia—each of which experienced growth for the quarter and full year. We were able to optimize our owned Peruvian production across customers and markets in a balanced

EXHIBIT 99.1
fashion that drove category penetration and deepened key customer relationships. Whether navigating pricing dynamics or managing supply across regions, our team leveraged the full breadth of our capabilities to drive volume growth and optimize per-unit margins. Combined with our company-wide effort to enhance collaboration, data-driven decision making, and disciplined execution, I'm confident Mission is well positioned to continue growing share through expanding our presence in the years ahead.”

Mr. Barnard concluded, “We enter fiscal 2026 with strong financial momentum and a very healthy balance sheet. We generated more than $180 million of operating cash flow over the past two years. With our heavy capital investment cycle now complete and capital expenditures expected to step down to approximately $40 million in fiscal 2026, we are positioned to accelerate free cash flow generation which provides us with great flexibility to create value for our shareholders.”
Fiscal Fourth Quarter 2025 Consolidated Financial Review
Total revenue for the fourth quarter of fiscal 2025 decreased $35.4 million or 10% to $319.0 million compared to the same period last year. The decrease was primarily driven by the Marketing & Distribution segment, where a decrease in average per-unit avocado sales prices of 27% was partially offset by a 13% increase in avocado volume sold. Price and volume movements resulted from greater availability of Mexican fruit due to harvest disruptions in the previous year and higher Peruvian avocado production driven by more favorable weather conditions in the current year.

Gross profit was $55.7 million in the fourth quarter of fiscal 2025, consistent with the prior year, while gross margin increased 180 basis points compared to the same period last year, to 17.5% of revenue. The margin increase was driven by lower revenues compared to last year, resulting from lower per-unit pricing, as the Marketing & Distribution segment margin is primarily managed on a per-unit basis.

Selling, general and administrative expense (“SG&A”) for the fourth quarter increased $0.5 million or 2% to $27.7 million, compared to the same period last year primarily due to higher general operating costs, inclusive of performance-based stock compensation expense, partially offset by lower statutory profit-sharing expense in the Peru and Mexico operations.

Net income attributable to Mission Produce for the fourth quarter of fiscal 2025 was $16.0 million, or $0.22 per diluted share, compared to $17.3 million, or $0.24 per diluted share, for the same period last year.

Adjusted net income for the fourth quarter of fiscal 2025 increased 13% to $22.2 million, or $0.31 per diluted share, compared to $19.6 million, or $0.28 per diluted share, for the same period last year.

Adjusted EBITDA increased $4.5 million or 12% to $41.4 million for the fourth quarter of fiscal 2025, as compared to $36.9 million in the prior year period, driven primarily by increased owned avocado production in the International Farming segment and higher avocado volume sold in the Marketing & Distribution segment.
Fiscal Fourth Quarter Business Segment Performance
Marketing & Distribution

Net sales in the Marketing & Distribution segment decreased $47.7 million or 15% to $271.9 million for the fourth quarter, driven by the avocado volume and pricing dynamics described above. While pricing is driven by industry production dynamics, the Company manages the business primarily to volume and per-unit margins—leveraging its global platform and sourcing network to optimize per-unit margin performance regardless of the pricing environment.

Segment operating income increased $1.6 million or 9% and segment adjusted EBITDA increased $2.7 million or 11% compared to the same period last year, which is primarily attributed to higher avocado volume sold.
International Farming

The vast majority of fruit sales from the International Farming segment are made to the Marketing & Distribution segment, with the remainder of revenue largely derived from direct sales of fruit to third parties, as well as services provided to third-parties and the Blueberries segment. Affiliated sales are concentrated in the second half of the fiscal year in alignment with the Peruvian avocado harvest season, which typically runs from April through September of each year. As a result, adjusted EBITDA for the International Farming segment is generally concentrated in the third and fourth quarters of the fiscal year in alignment with the timing of sales.

Total sales in the International Farming segment for the fourth quarter increased $29.3 million or 97% to $59.6 million, compared to $30.3 million for the same period last year. Segment operating income improved by $4.7 million to $2.1 million compared to a loss of $2.5 million in the same period last year. Segment adjusted EBITDA increased $5.7 million or 211% to $8.4 million compared to $2.7 million for the same period last year. The increase was driven by higher yield from owned avocado orchards and supported by higher volume of avocado packing and cooling services provided to third parties.
Blueberries

EXHIBIT 99.1
Sales in the Blueberries segment have traditionally been concentrated in the first and fourth quarters of the fiscal year in alignment with the Peruvian blueberry harvest season.

Net sales in the Blueberries segment increased $4.9 million or 16% to $36.5 million for the fourth quarter, compared to $31.6 million for the same period last year, primarily due to higher volume produced on owned farms as a result of increased total acreage.

Segment operating income was $4.9 million for the fourth quarter compared to $11.6 million in the same period last year and segment adjusted EBITDA was $4.7 million compared to $8.6 million in same period last year. The decreases were due to higher unit costs resulting from lower projected yields per hectare in the current harvest season.
Balance Sheet and Cash Flow
Cash and cash equivalents were $64.8 million as of October 31, 2025, compared to $58.0 million as of October 31, 2024.

Net cash provided by operating activities was $88.6 million for the year ended October 31, 2025, as compared to $93.4 million last year, driven by higher working capital requirements. Working capital growth was primarily driven by lower grower payables, higher other assets and net movements in income tax receivable and payable balances, which were partially offset by lower accounts receivable and inventory balances and higher accounts payable balances. The movements in accounts receivable, inventory and grower payables correlated with reductions in avocado pricing levels. Other asset growth pertains to value-added tax balances in Mexico and Guatemala, while income tax movements are attributed to timing of payment requirements in operational taxing jurisdictions. Accounts payable growth is primarily attributed to higher farming production costs within our International Farming and Blueberries segments.

Capital expenditures were $51.4 million for the year ended October 31, 2025 compared to $32.2 million last year. Capital expenditures were comprised primarily of avocado orchard development, pre-production orchard maintenance and land improvements, packhouse construction in Guatemala and pre-production land development and blueberry plant cultivation in Peru.
Outlook
For the first quarter of fiscal year 2026, the Company is providing the following industry outlooks that will drive performance:
•Avocado industry volumes in the fiscal 2026 first quarter are expected to increase by approximately 10% versus the prior year period, driven by a larger Mexican crop in the current harvest season.
•Pricing is expected to be lower on a year-over-year basis by approximately 25% compared to the $1.75 per pound average experienced in the first quarter of fiscal 2025, driven by higher supply conditions.
•The blueberries harvest season in Peru will peak during the first quarter. The Company expects to see volume increases from owned farms resulting from new acreage in production, which should translate to higher revenue, as average sales prices are expected to be flat to slightly higher. Profitability will continue to be impacted by higher costs resulting from lower projected yields per hectare in the current harvest season.

•For full year fiscal 2026, total capital expenditure is expected to be approximately $40 million.
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its fourth quarter of fiscal 2025 financial results today at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through January 1, 2026 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13751793.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at https://investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.

Adjusted net income (loss) refers to net income (loss) attributable to Mission Produce, before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), farming costs for nonproductive orchards

EXHIBIT 99.1
(which represents land lease costs), recognition of deferred ERP costs, advisory costs, amortization of inventory adjustments and intangible asset recognized from business combinations, further adjusted by any special, non-recurring, or one-time items such as remeasurement, impairment or discrete tax charges that are distortive to results, and tax effects of these items, if any, and the tax-effected impact of these non-GAAP adjustments attributable to noncontrolling interest, allocable to the noncontrolling owners based on their percentage of ownership interest.

Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, farming costs for nonproductive orchards (which represents land lease costs), recognition of deferred ERP costs, advisory costs, and any special, non-recurring, or one-time items such as remeasurements or impairments, and any portion of these items attributable to the noncontrolling interest.

Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the appendices to this press release.

About Mission Produce, Inc.:

Mission Produce (NASDAQ: AVO) is a global leader in the worldwide fresh produce business, delivering fresh Hass avocados and mangos to retail, wholesale and foodservice customers in over 25 countries. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and today also markets mangos and grows blueberries as part of its diversified portfolio. The Company is vertically integrated and owns five state-of-the-art packing facilities across the U.S., Mexico, Peru, and Guatemala. With sourcing capabilities across 20+ premium growing regions, the company provides a year-round supply of premium fresh fruit. Mission’s global distribution network includes strategically positioned forward distribution centers across key markets throughout North America, China, Europe, and the UK, offering value-added services such as ripening, bagging, custom packing and logistical management. For more information, please visit www.missionproduce.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: reliance on primarily one main product, limitations regarding the supply of fruit, either through purchasing or growing; fluctuations in the market price of fruit; increasing competition; risks associated with doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; inflationary pressures; establishment of sales channels and geographic markets; loss of one or more of our largest customers; general economic conditions or downturns; supply chain failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit or retain employees, poor employee relations, and/or ineffective organizational structure; inherent farming risks, including climate change; seasonality in operating results; failures associated with information technology infrastructure, system security and cyber risks; new and changing privacy laws and our compliance with such laws; food safety events and recalls; failure to comply with laws and regulations; changes to trade policy and/or export/import laws and regulations; risks from business acquisitions, if any; lack of or failure of infrastructure; material litigation or governmental inquiries/actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with global conflicts; inability to accurately forecast future performance; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, and directors over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; risks related to restrictive covenants under our credit facility, which could affect our flexibility to fund ongoing operations, uses of capital and strategic initiatives, and, if we are unable to maintain compliance with such covenants, lead to significant challenges in meeting our liquidity requirements and acceleration of our debt; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission. You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

EXHIBIT 99.1
Contacts:
Investor Relations
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Jenna Aguilera
Marketing Content and Communications Manager
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(In millions, except for shares)	October 31, 2025	October 31, 2024
Assets
Current Assets
Cash and cash equivalents	$64.8	$58.0
Restricted cash	1.7	1.3
Accounts receivable
Trade, net of allowances	80.5	95.4
Grower and fruit advances	2.7	1.7
Other	14.6	15.3
Inventory	80.6	91.2
Prepaid expenses and other current assets	8.5	9.4
Income taxes receivable	8.8	6.7
Total current assets	262.2	279.0
Property, plant and equipment, net	542.2	523.4
Operating lease right-of-use assets	67.7	67.8
Equity method investees	34.8	33.0
Deferred income tax assets, net	10.2	9.7
Goodwill	39.4	39.4
Other assets	26.5	19.2
Total assets	$983.0	$971.5

Liabilities and Equity
Liabilities
Accounts payable	$47.3	$35.3
Accrued expenses	38.9	39.9
Income taxes payable	6.8	7.7
Grower payables	23.8	50.3
Short-term borrowings	4.5	3.0
Loans from noncontrolling interest holders—current portion	0.2	0.1
Notes payable	—	0.5
Long-term debt—current portion	3.0	3.0
Operating leases—current portion	6.9	6.4
Finance leases—current portion	3.1	2.9
Total current liabilities	134.5	149.1
Long-term debt, net of current portion	92.8	110.7
Loans from noncontrolling interest holders, net of current portion	0.9	1.8
Operating leases, net of current portion	67.5	67.4
Finance leases, net of current portion	22.0	21.5
Income taxes payable	—	1.3
Deferred income tax liabilities, net	19.1	16.6
Other long-term liabilities	26.3	26.0
Total liabilities	363.1	394.4
Equity
Mission Produce shareholders' equity	587.3	547.3
Noncontrolling interest	32.6	29.8
Total equity	619.9	577.1
Total liabilities and equity	$983.0	$971.5

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended October 31,		Twelve Months Ended October 31,
(In millions, except for per share amounts)	2025	2024	2025	2024
Net sales	$319.0	$354.4	$1,391.2	$1,234.7
Cost of sales	263.3	298.6	1,230.5	1,082.2
Gross profit	55.7	55.8	160.7	152.5
Selling, general and administrative expenses	27.7	27.2	95.5	86.8
Operating income	28.0	28.6	65.2	65.7
Interest expense	(2.3)	(2.7)	(9.4)	(12.6)
Equity method income	1.7	1.1	5.4	3.7
Other income, net	0.6	2.3	0.7	3.6
Income before income taxes	28.0	29.3	61.9	60.4
Provision for income taxes	11.2	8.6	21.4	18.6
Net income	$16.8	$20.7	$40.5	$41.8
Less: Net income attributable to noncontrolling interest	0.8	3.4	2.8	5.1
Net income attributable to Mission Produce	$16.0	$17.3	$37.7	$36.7

Net income per share attributable to Mission Produce:
Basic	$0.23	$0.24	$0.53	$0.52
Diluted	$0.22	$0.24	$0.53	$0.52

Weighted average shares of common stock outstanding, used in computing diluted earnings per share	71,316,755	71,197,465	71,332,414	71,012,829

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Years Ended October 31,
(In millions)	2025	2024
Operating Activities
Net income	$40.5	$41.8
Adjustments to reconcile net income (loss) to net cash provided by operating activities
(Benefit) provision for losses on accounts receivable	(0.1)	—
Depreciation and amortization	34.6	37.7
Amortization of debt issuance costs	0.2	0.2
Equity method income	(5.4)	(3.7)
Noncash lease expense	6.8	6.1
Stock-based compensation	8.8	7.1
Dividends received from equity method investees	4.4	3.2
Losses on asset impairment, disposals and sales, net of insurance recoveries	3.9	3.9
Gains on settlement of asset retirement obligations	(0.8)	—
Deferred income taxes	1.9	(8.0)
Unrealized losses (gains) on foreign currency transactions	1.0	(1.7)
Unrealized loss on derivative financial instruments	—	0.1
Other	—	(0.4)
Effect on cash of changes in operating assets and liabilities:
Trade accounts receivable	14.6	(20.9)
Grower fruit advances	(1.0)	(0.8)
Other receivables	1.0	(3.2)
Inventory	11.1	(19.3)
Prepaid expenses and other current assets	0.8	(0.2)
Income taxes receivable	(1.9)	2.9
Other assets	(7.7)	1.6
Accounts payable and accrued expenses	12.3	25.4
Income taxes payable	(2.2)	5.1
Grower payables	(26.8)	23.5
Operating lease liabilities	(6.2)	(5.3)
Other long-term liabilities	(1.2)	(1.7)
Net cash provided by operating activities	$88.6	$93.4
Investing Activities
Purchases of property, plant and equipment	(51.4)	(32.2)
Proceeds from sale of property, plant and equipment	0.1	0.1
Investment in equity method investees	—	(1.6)
Other	(0.6)	0.2
Net cash used in investing activities	$(51.9)	$(33.5)
Financing Activities
Borrowings on revolving credit facility	55.0	40.0
Payments on revolving credit facility	(70.0)	(75.0)
Proceeds from short-term borrowings	10.1	3.0
Repayment of short-term borrowings	(10.7)	(2.8)
Principal payments on long-term debt obligations	(3.0)	(3.4)
Principal payments on finance lease obligations	(1.0)	(1.8)
Principal payments on loans due to noncontrolling interest holder	—	(0.5)
Payments to noncontrolling interest holder for long-term supply financing	(1.3)	(2.0)
Payments for long-term supplier financing	(1.3)	(0.5)
Repurchase and retirement of common stock	(6.1)	—
Taxes paid related to shares withheld from the settlement of equity awards	(1.5)	(0.8)
Exercise of stock options	0.3	—
Net cash used in financing activities	$(29.5)	$(43.8)

MISSION PRODUCE, INC.

	Years Ended October 31,
(In millions)	2025	2024
Net increase (decrease) in cash, cash equivalents and restricted cash	7.2	16.1
Cash, cash equivalents and restricted cash, beginning of period	59.3	43.2
Cash, cash equivalents and restricted cash, end of period	$66.5	$59.3

Summary of cash, cash equivalents and restricted cash reported within the consolidated balance sheets:
Cash and cash equivalents	$64.8	$58.0
Restricted cash	1.7	1.3
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows	$66.5	$59.3

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconcile the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted Net Income

	Three Months Ended October 31,		Twelve Months Ended October 31,
(In millions, except for per share amounts)	2025	2024	2025	2024
Net income attributable to Mission Produce	$16.0	$17.3	$37.7	$36.7
Stock-based compensation	3.2	2.6	8.8	7.1
Unrealized loss on derivative financial instruments	—	0.1	—	0.6
Foreign currency transaction (gain) loss	(0.4)	(1.7)	1.0	(1.6)
Losses on asset impairment and disposals	1.0	0.1	3.9	3.9
Farming costs for nonproductive orchards(1)	0.8	0.7	3.5	4.2
Recognition of deferred ERP costs	0.5	0.6	2.2	2.2
Canada site closures(2)	—	—	1.1	—
Advisory costs	0.9	—	1.2	—
Tariffs(3)	—	—	1.1	—
Depreciation-blueberries(4)	—	—	—	4.1
Severance	—	—	—	1.3
Legal settlement	—	—	—	0.2
Amortization of intangible asset recognized from business combination	—	—	—	0.5
Tax effects of adjustments to net income attributable to Mission Produce(5)	(1.3)	(0.1)	(5.2)	(4.2)
Discrete tax charge for change in Peruvian tax rates(6)	1.5	—	1.5	—
Noncontrolling interest(7)	—	—	(0.6)	(2.2)
Mission Produce adjusted net income	$22.2	$19.6	$56.2	$52.8
Mission Produce adjusted net income per diluted share	$0.31	$0.28	$0.79	$0.74
(1)Costs related to blueberry orchards were $0.3 million for both the three months ended October 31, 2025 and 2024, and $1.7 million and $2.5 million for the twelve months ended October 31, 2025 and 2024, respectively. Costs related to avocado orchards were $0.5 million for both the three months ended October 31, 2025 and 2024, and $1.8 million for both the twelve months ended October 31, 2025 and 2024.
(2)Represents costs recognized in cost of sales related to the closure of the Company’s Canadian distribution centers, including: accelerated depreciation expense on property, plant and equipment and operating lease right-of-use lease assets, early lease termination costs, severance costs, and gains on settlement of asset retirement obligations.
(3)Represents tariff charges levied on USMCA-compliant goods imported from Mexico for the three-day period from March 4th to March 6th, 2025. The extremely short-term nature of the charges prevented the Company from effectively passing the charges in both pricing to customers and prices paid for goods from suppliers. USMCA-compliant goods have subsequently been exempted from tariff charges on U.S. imports and additional adjustments are not expected in the future.
(4)Represents accelerated depreciation expense for certain blueberry plants determined to have no remaining useful life.
(5)Tax effects are calculated using applicable rates that each adjustment relates to.
(6)On September 10, 2025, Peru enacted tax law repealing current tax law which provided benefits to agribusiness entities. The new law subjects us to lower Peruvian corporate income tax rates than the rate in effect on the date of repeal of 25%, as follows: 15% for calendar years 2026 to 2035 and 29.5% thereafter. We remeasured our deferred tax balances based on the applicable tax rate in the year the deferred balances are expected to reverse.
(7)Represents net income or loss attributable to noncontrolling interest plus the impact of tax-effected non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Adjusted EBITDA

	Three Months Ended October 31,		Twelve Months Ended October 31,
(In millions)	2025	2024	2025	2024
Net income	$16.8	$20.7	$40.5	$41.8
Interest expense(1)	2.3	2.7	9.4	12.6
Provision for income taxes	11.2	8.6	21.4	18.6
Depreciation and amortization(2)	10.5	10.2	34.6	37.7
Equity method income	(1.7)	(1.1)	(5.4)	(3.7)
Stock-based compensation	3.2	2.6	8.8	7.1
Losses on asset impairment and disposals	1.0	0.1	3.9	3.9
Farming costs for nonproductive orchards	0.5	0.4	1.8	1.7
Recognition of deferred ERP costs	0.5	0.6	2.2	2.2
Severance	—	—	—	1.3
Legal settlement	—	—	—	0.2
Advisory costs	0.9	—	1.2	—
Canada site closures(3)	—	—	0.2	—
Tariffs(4)	—	—	1.1	—
Other income, net	(0.6)	(2.3)	(0.7)	(3.6)
Adjusted EBITDA before adjustment for noncontrolling interest	44.6	42.5	119.0	119.8
Noncontrolling interest(5)	(3.2)	(5.6)	(8.2)	(12.0)
Total adjusted EBITDA	$41.4	$36.9	$110.8	$107.8
(1)Includes interest expense from finance leases, the most significant of which is for land at our Blueberries segment of $0.6 million and $0.3 million for the three months ended October 31, 2025 and 2024, respectively, and $2.1 million and $1.8 million for the twelve months ended October 31, 2025 and 2024, respectively.
(2)Includes depreciation and amortization of purchase accounting assets of zero and $0.2 million for the three months ended October 31, 2025 and 2024, respectively, and $0.8 million and $3.7 million twelve months ended October 31, 2025 and 2024, respectively. Includes zero amortization of the Blueberries finance lease for both the three months ended October 31, 2025 and 2024 and $0.7 million for both the twelve months ended October 31, 2025 and 2024. The twelve months ended October 31, 2025 also include $0.9 million of accelerated depreciation expense from fixed assets related to the closure of our Canada facilities during the second quarter. The twelve months ended October 31, 2024 also include $4.1 million of accelerated depreciation expense, $2.0 million of which was from purchase accounting assets, for certain blueberry plants determined to have no remaining useful life.
(3)Represents charges recognized in cost of sales related to the closure of our Canada facilities, including: accelerated amortization of operating lease right-of-use assets, early lease termination costs and severance costs, partially offset by gains on settlement of asset retirement obligations.
(4)Represents tariff charges levied on USMCA-compliant goods imported from Mexico for the three-day period from March 4th to March 6th, 2025. The extremely short-term nature of the charges prevented the Company from effectively passing the charges in both pricing to customers and prices paid for goods from suppliers. USMCA-compliant goods have subsequently been exempted from tariff charges on U.S. imports and additional adjustments are not expected in the future.
(5)Represents net income (loss) attributable to noncontrolling interest plus the impact of non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
By Segment:

	Three Months Ended October 31,		Twelve Months Ended October 31,
(In millions)	2025	2024	2025	2024
Marketing & Distribution operating income	$20.3	$18.7	$44.2	$61.2
Depreciation and amortization	3.4	3.8	15.2	14.5
Stock-based compensation	3.2	2.6	8.8	7.1
Losses on asset impairment and disposals	—	—	1.7	—
Recognition of deferred ERP costs	0.5	0.6	2.2	2.2
Legal settlement	—	—	—	0.2
Advisory costs	0.9	—	1.2	—
Canada site closures	—	—	0.2	—
Tariffs	—	—	1.1	—
Marketing & Distribution adjusted EBITDA(1)	28.3	25.6	74.8	85.1

International Farming operating income (loss)	$2.1	$(2.5)	$8.1	$(13.3)
Depreciation and amortization	4.4	3.8	12.8	11.9
Losses on asset impairment and disposals	0.8	—	1.5	3.7
Farming costs for nonproductive orchards	0.5	0.4	1.8	1.7
Severance	—	—	—	1.1
Intersegment eliminations	0.6	1.0	(0.4)	(0.5)
International Farming adjusted EBITDA(1)	8.4	2.7	23.8	4.6

Blueberries operating income	$5.0	$11.6	$13.1	$18.6
Depreciation and amortization	2.7	2.6	6.6	11.3
Losses on asset impairment and disposals	0.1	—	0.7	0.1
Severance	—	—	—	0.2
Blueberries adjusted EBITDA before adjustment for noncontrolling interest	7.8	14.2	20.4	30.2
Noncontrolling interest	(3.2)	(5.6)	(8.2)	(12.0)
Blueberries adjusted EBITDA(1)	4.7	8.6	12.2	18.1
(1) Totals may not sum due to rounding

MISSION PRODUCE, INC.
Other Information (Unaudited)
Segment Sales

	Marketing & Distribution	International Farming	Blueberries	Total	Marketing & Distribution	International Farming	Blueberries	Total
	Three Months Ended October 31,
(In millions)	2025				2024
Third party sales	$271.9	$10.6	$36.5	$319.0	$319.6	$3.2	$31.6	$354.4
Affiliated sales	—	49.0	—	49.0	—	27.1	—	27.1
Total segment sales	271.9	59.6	36.5	368.0	319.6	30.3	31.6	381.5
Intercompany eliminations	—	(49.0)	—	(49.0)	—	(27.1)	—	(27.1)
Total net sales	$271.9	$10.6	$36.5	$319.0	$319.6	$3.2	$31.6	$354.4
	Twelve Months Ended October 31,
	2025				2024
Third party sales	$1,274.3	$23.8	$93.1	$1,391.2	$1,152.6	$6.4	$75.7	$1,234.7
Affiliated sales	—	102.1	—	102.1	—	58.5	—	58.5
Total segment sales	1,274.3	125.9	93.1	1,493.3	1,152.6	64.9	75.7	1,293.2
Intercompany eliminations	—	(102.1)	—	(102.1)	—	(58.5)	—	(58.5)
Total net sales	$1,274.3	$23.8	$93.1	$1,391.2	$1,152.6	$6.4	$75.7	$1,234.7
Avocado Sales

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2025	2024	2025	2024
Pounds of avocados sold (millions)	181.5	161.1	691.3	647.3
Average sales price per pound	$1.39	$1.90	$1.71	$1.69

Sales by Type

	Three Months Ended October 31,		Twelve Months Ended October 31,
(In millions)	2025	2024	2025	2024
Avocado	$256.9	$305.5	$1,195.7	$1,092.2
Other	62.1	48.9	195.5	142.5
Total net sales	$319.0	$354.4	$1,391.2	$1,234.7